CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VACASA, INC.
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Vacasa, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
        1.    Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following new Section 4.3 immediately following existing Section 4.2 thereof:
“4.3 As of the effective time of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), the shares of Class A Common Stock, Class B Common Stock and Class G Common Stock, issued and outstanding by the Corporation immediately prior to the Reclassification Effective Time or held in the treasury of the Corporation immediately prior to the Reclassification Effective Time are automatically reclassified into a smaller number of shares such that each five (5) to twenty (20) shares of the Corporation’s Class A Common Stock, Class B Common Stock and Class G Common Stock issued and outstanding or held by the Corporation as treasury stock, shall, automatically and without any action on the part of the respective holders thereof, be reclassified into one (1) share of Class A Common Stock, Class B Common Stock and Class G Common Stock, respectively (the “Reverse Stock Split”). The number of shares that shall be reclassified within the five (5) to twenty (20) range pursuant to the Reverse Stock Split shall be determined by the Board prior to the Reclassification Effective Time and publicly announced by the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Class A Common Stock, Class B Common Stock or Class G Common Stock (after aggregating all fractional shares such holder would otherwise be entitled to receive) shall be entitled to receive cash for such holder’s fractional share equal to the closing sales price of the Class A Common Stock as reported on the Nasdaq Stock Market LLC, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

        2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
        3.    This Certificate of Amendment, and the amendment contemplated hereby, shall be effective on October 2, 2023 at 11:59 p.m. Eastern Time.

[Signature Page Follows]

    IN WITNESS WHEREOF, Vacasa, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 2nd day of October 2023.

VACASA, INC.

By:_/s/Rebecca Boyden
Name: Rebecca Boyden
Title:    Chief Legal Officer